CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
STS Turbo, Inc.
Orem, Utah

We hereby consent to the use in this Amendment No. 1 to Form S-1, of our report, dated May 14, 2010, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern for the years ended December 31, 2009 and 2008, and to the reference to our firm under the caption “Experts” and all other references of our firm included in this Registration Statement on Form S-1.

/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
May 14, 2010